EXHIBIT (a)(1)(iii)

BEBE STORES, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

(FOR USE BY FACSIMILE)

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M., PACIFIC TIME, ON SEPTEMBER 29, 2009, UNLESS THE  OFFER IS EXTENDED

Name:

Address:

Before making your election, please make sure you have received, read and understand the documents that make up this offer (“Offer”) (listed below the table of Eligible Stock Options).

Eligible Stock Options:

Original Grant Date	Expiration Date	Option Number	Exercise Price Per Share	Unexercised Option Eligible for Exchange*	Shares Vested	Shares Unvested	Exchange Ratio	Exchange Eligible Option?
								☐ Yes	☐ No

								☐ Yes	☐ No

*  The number of shares listed may be less than the total number of shares granted under the stock option due to previous exercises of such option.

Important Offer Documents:

(1) the Offer to Exchange Certain Outstanding Options to Purchase Common Stock For Replacement Options (the “Offer to Exchange”);

(2) e-mail or letter, dated September 1, 2009;

(3) this Election Concerning Exchange of Stock Options form (this “Election Form”);

(4) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”) (as set forth below);

(5) the Agreement to Terms of Election;

(6) the 1997 Stock Plan, as Amended and Restated; and

(7) the Form of Option Agreement.

The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible individuals who hold eligible stock options the opportunity to exchange these options for replacement options as set forth in Section 1 of the Offer to Exchange. The Offer expires at 9:00 p.m., Pacific Time, on September 29, 2009, unless extended.  PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Eligible Option” column, the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms.

In accordance with the terms outlined in the Offer documents, if you elect to exchange your eligible options, you will receive replacement options covering the number of shares of common stock as determined by the exchange ratios as described in the Offer to Exchange. The replacement options will vest and become exercisable beginning one year from the replacement grant date.  This means that all replacement options will be completely unvested on the replacement grant date, regardless of whether the surrendered options were partially or wholly vested.  Replacement options granted in exchange for fully vested surrendered options at the time they were surrendered for cancellation will fully vest on the one-year anniversary of the replacement grant date.  Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows1: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option.  Vesting on any date is subject to your continued service with bebe or any of our majority-owned subsidiaries through each relevant vesting date. The replacement options shall have a seven year term subject to earlier expiration of the option following a termination of service.  The replacement options will be non-qualified stock options regardless of whether the eligible options cancelled in exchange therefor were incentive stock options or non-qualified stock options.  You will lose your rights to all exchanged options that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that bebe may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer. Such personal data may be transferred to bebe and to any third parties assisting bebe with the Offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration of the Offer, which will be 9:00 p.m., Pacific Time, on September 29, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.

[Signature Page Follows]

1 Unvested shares subject to replacement options granted in exchange for unvested shares subject to eligible options that vest based on performance shall continue to be subject to performance-based vesting, as provided in the applicable eligible option agreement.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:	, 2009

Address:

E-mail address:

FAX THIS ENTIRE ELECTION FORM TO OPTION EXCHANGE PROGRAM

NO LATER THAN 9:00 P.M. PACIFIC TIME ON SEPTEMBER 29, 2009.

OPTION EXCHANGE PROGRAM

FAX NUMBER (408) 904-7079

DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER

ABOVE, WILL NOT CONSTITUTE VALID DELIVERY.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. If you intend to exchange your eligible options pursuant to the Offer, you must access your account at the Offer website at https://bebe.equitybenefits.com, properly complete and duly execute the Election Form or, if you are unable to submit your election electronically via the Offer website, fill out and properly submit a duly executed and dated paper Election Form.  A properly completed and duly executed Election Form must be received by bebe by 9:00 p.m. Pacific Time on September 29, 2009 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and, if submitted by fax, duly executed Election Form (either electronically through the Offer website or through a paper Election Form) from you before the expiration of the Offer, we will not accept your eligible options for exchange and such eligible options will not be exchanged pursuant to the Offer.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Option Exchange Program via facsimile at (408) 904-7079 before 9:00 p.m. Pacific Time on September 29, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Option Exchange Helpdesk via e-mail at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630.

bebe intends to confirm the receipt of your Election Form by e-mail within 48 hours. If you have not received an e-mail confirmation after 48 hours have elapsed, we recommend that you confirm that we have received your Election Form by calling the Option Exchange Helpline at (408) 754-4630 or contacting the Option Exchange Helpdesk at bebe@sos-team.com.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the expiration of the Offer, which is expected to be September 29, 2009, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the expiration of the Offer, you may submit a new Election Form with respect to some or all of your eligible options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before the Offer expires.

To validly change your election, you must access the Offer website at https://bebe.equitybenefits.com and complete and deliver a new Election Form electronically or fill out and deliver a new paper Election Form to Option Exchange Program via facsimile at (408) 904-7079 prior to the expiration of the Offer. You should print or make a copy of your new Election Form and confirmation statement (if you submit electronically) and keep those documents for your records.

Participation in the Offer is completely voluntary. If you elect not to exchange some or all of your eligible options pursuant to the Offer, then you will retain those eligible options under their original terms.

2. Signatures on This Election Form. You must electronically sign the Election Form if you submit your election through the Offer website. If you submit a paper Election Form you must physically sign the Election Form.

3. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Form, you should contact Option Exchange Helpdesk via e-mail at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630. Copies will be furnished promptly at bebe’s expense. You can also view and print documents at https://bebe.equitybenefits.com.

For general questions concerning the Offer, please contact the Option Exchange Helpdesk at bebe@sos-team.com or the Option Exchange Helpline at (408) 754-4630.

4. Reservation of Rights. The Company reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer or by decreasing or increasing the number of options being sought in the Offer.

5. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 13 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you.  Tax consequences may vary depending on each individual’s circumstances.  Included as part of the Offer to Exchange are disclosures regarding the material tax consequences of the Offer in countries other than the United States.  You should review these disclosures carefully before deciding whether or not to participate in the Offer.

We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the Offer.

6. Copies. You should print or make a copy of your completed and signed Election Form and retain it for your records.

7. Paper Delivery. Please remember that if you are unable to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete and duly execute a paper Election Form and return it to Option Exchange Program via facsimile at (408) 904-7079 before 9:00 p.m., Pacific Time, on September 29, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or contact Option Exchange Helpdesk via e-mail at bebe@sos-team.com or call the Option Exchange Helpline at (408) 754-4630.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED

AND SIGNED ELECTION FORM MUST BE RECEIVED BY THE COMPANY BY 9:00 P.M.

PACIFIC TIME ON SEPTEMBER 29, 2009 (UNLESS WE EXTEND THE OFFER).

BEBE STORES, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in the Offer, please indicate your election by checking the applicable boxes on the Election Form and submitting the Election Form electronically via the Offer website. If you are unable to make your election through the Offer website, please return the completed and signed Election Form to Option Exchange Program via facsimile at (408) 904-7079 before 9:00 p.m. Pacific Time on September 29, 2009, unless the Offer is extended.

You may withdraw this election by submitting a new properly completed and signed Election Form selecting none of the options prior to the expiration of the Offer, which will be 9:00 p.m. Pacific Time on September 29, 2009, unless we extend the Offer.

By electing to exchange my eligible options, I agree to all of the following:

1. I hereby agree to exchange my eligible options for replacement options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated September 1, 2009, of which I hereby acknowledge receipt. Each eligible option indicated on the Election Form will be cancelled as of September 29, 2009 or, if the Offer is extended, as of the extended expiration date. A replacement option will be granted to me as of September 29, 2009 in accordance with the terms of the Offer or, if the Offer is extended, as of the expiration of the Offer.

2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on September 29, 2009, unless the Company, in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by or provide services to bebe or any of our majority-owned subsidiaries before bebe grants me replacement options in exchange for my eligible options, I will not receive any replacement options. Instead, I will keep my current eligible options and they will expire in accordance with their terms.

4. Until the Offer expires at 9:00 p.m. Pacific Time on September 29, 2009 (unless bebe extends the Offer), I will have the right to amend or withdraw the elections that I have made with respect to some or all of my eligible options that I elected to exchange. However, after that date and time I will not be able to change or withdraw my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding.   Until the Offer expires at 9:00 p.m. Pacific Time on September 29, 2009 (unless bebe extends the Offer), I may withdraw any eligible options that I elect to exchange.

5. My submission of an Election Form to exchange some or all of my eligible options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by bebe of my eligible options pursuant to the Offer will constitute a binding agreement between bebe and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the eligible options that I have elected to exchange, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to exchange any of my eligible options pursuant to the Offer — my participation is voluntary.

8. bebe and/or any independent firms hired by bebe with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, bebe may terminate or amend the offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options I have elected to exchange not be accepted for exchange, such eligible options will continue to be governed by their original terms and conditions.

10. I understand that if I do not clearly mark the box electing to exchange each of my eligible options on the Election Form, such eligible options will not be exchanged.

11. I understand that neither bebe, nor any of its employees, agents or representatives, nor the Compensation Committee of the Board of Directors nor the Board of Directors of bebe is making any recommendation as to whether I should elect to exchange my eligible options, and that I must make my own decision whether to exchange my eligible options, taking into account my own personal circumstances and preferences. I further understand that past and current market prices of bebe common stock may provide little or no basis for predicting what the market price of bebe common stock will be when bebe grants me replacement options in exchange for eligible options that I have elected to exchange or at any other time in the future.

12. I agree to all terms and conditions of the Offer as set forth in the offering documents, including (1) the Offer to Exchange; (2) the e-mail or letter, dated September 1, 2009; (3) the Election Form; (4) the Instructions Forming Part of the Terms and Conditions of the Offer; (5) this Agreement to Terms of Election; (6) the 1997 Stock Plan, as amended and restated, and (7) the Form of Option Agreement.